  Exhibit 99.1
Flux Power FY 2019 Net Revenues Expected to Rise over 115% to Approximately $9 Million Driven by Record Q4 Net Revenues

Vista, CA – July 11, 2019 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for industrial applications including electric forklifts and airport ground support equipment (“GSE”), today announced preliminary results for its fiscal 2019 fourth quarter (Q4 ‘19) and year ended June 30, 2019. Flux expects to report final fiscal 2019 fourth quarter and year-end results in September 2019.

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Q4 ’19 Net Revenue Expected to Rise over 170% to a New Record - Flux announced that it expects Q4 ’19 net revenue of approximately $3.0 million, an increase of over 170% compared to Q4 ’18 net revenue of $1.1 million and a new quarterly record. Flux Q4’19 net revenues benefitted from increased sales of lithium-ion battery packs across Flux’s entire product line, including GSE, Class 1, Class 2 and Class 3 End Rider and Walkie LiFT Packs.

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FY 2019 Net Revenue Expected to Rise 115% over FY 2018 - Flux expects its fiscal 2019 net revenue to increase by at least 115% to approximately $9.0 million, compared to $4.1 million for FY 2018. This growth in net revenue resulted primarily from Flux’s expanded product line, increased sales of new and existing products to current customers as well as sales to new accounts during FY 2019.

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Expected to Achieve Positive Gross P:rofit Margin for Q4 ’19 and FY 2019 - Flux expects to report positive gross profit margins for both Q4’19 and its full fiscal 2019 year, compared to negative gross profit margins in the respective FY 2018 periods.

Flux Chairman and CEO, Ron Dutt, commented, “Flux continued to expand its base of products, customers and industry relationships in fiscal 2019, contributing to our expectations for record net revenues and the achievement of positive gross margins margins in both the fourth quarter and full year of fiscal 2019.”

“We look to build on this record in fiscal 2020 and to support our expected growth we recently moved into a new 60,000+ square-foot headquarters facility in Vista, CA, more than triple the size of our previous facility.”

About Flux Power Holdings, Inc. (www.fluxpower.com)
Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Current products include advanced battery packs for motive power in the lift equipment and airport ground support markets.

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This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the Company’s expected net revenues and gross profit margin for fiscal year ended June 30, 2019, the development and success of new products, projected sales, the Company's ability to timely obtain UL Listing for its products, the Company's ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. In addition, the Company’s expectations with respect to our net revenues and gross profit margin for the fiscal year ended June 30, 2019 are based upon management estimates for the period. The Company’s expectations are subject to the completion of its financial closing procedures and any adjustments that may result from the completion of the audit of its consolidated financial statements for the fiscal year ended June 30, 2019. Following the completion of the Company’s financial closing process and the audit, it may report net revenues and gross profit margin for the fiscal year ended June 30, 2019 that could differ from the Company’s expectations, and the differences could be material. While the Company believes that its expectations for its net revenues and gross profit margin for the fiscal year ended June 30, 2019 are based on reasonable assumptions, the Company’s actual results may vary, and such variations may be material. Factors that could cause the Company’s expectations to differ include, but are not limited to: (i) unanticipated adjustments in the calculation of, or application of accounting principles for, our net revenues or gross profit margin for such period and (ii) discovery of new information that affects the recognition of revenues or expenses for such period. Although Flux believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux's actual results of  operations, financial condition and performance will not differ materially from the  results of operations, financial condition and performance reflected or implied by these forward-  looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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David Collins or Chris Eddy
212-924-9800
flux@catalyst-ir.com